EXHIBIT 10.4


                AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE


     This agreement for purchase and sale of real estate ("Agreement") made this 28th day of April, 1999, between Pembrooke Calox, Inc., a Florida corporation ("Purchaser"), Calox Corporation, an Indiana corporation ("Seller"), and Greka Energy Corporation (f/k/a Horizontal Ventures, Inc.), a Colorado corporation ("HVI") .


                           R E C I T A L S:

     WHEREAS, Seller owns that certain land located in the County of Monroe, State of Indiana, legally described on Exhibit A attached hereto (the "Land"), and also owns those certain other assets, rights, licenses, privileges, benefits, profits, accounts and claims hereinafter more specifically described, all of which (including the Land) taken together hereinafter sometimes collectively referred to as the "Purchased Assets"; and

     WHEREAS, Seller desires to sell and Purchaser desires to purchase the Purchased Assets upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto do hereby covenant and agree as follows:

     1.   PURCHASE AND SALE; PURCHASED ASSETS.

     1.1 Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter set forth, the Purchased Assets, comprised of all of the lands, assets, rights, licenses, privileges, benefits, profits, accounts and claims of Seller of every kind, character and description now or hereafter existing on the Closing Date (hereinafter defined), whether tangible or intangible, real, personal or mixed, being or in way belonging or relating to the Land and their ownership and operation, including the following:

         A. The Land and all easements, tenements, hereditaments, rights, licenses, privileges and appurtenances, whether or not of record, in any way belonging or relating thereto and all limestone, rock, timber, mineral, oil, gas and other hydrocarbon substances and all other natural resources of every nature and description on or under the Land and all development, air, water and other rights in any way belonging or relating to the Land (collectively, the "Premises").

         B. All right, title and interest in and to any streets, roads, alleys or other public ways adjoining or serving the Land or any part thereof, including any land lying in the bed of any street, road, alley or other public way, open or proposed, and any strips, gores, culverts and rights-of-way adjoining or serving the Land or any part thereof (including all riparian and other rights in and to submerged lands).

               C. All certificates, permits, licenses, franchises, authorizations and approvals in any way belonging or relating to the Premises or the ownership, use, access, occupancy, repair or maintenance thereof or any part thereof, running to or in favor of any one or more of Seller Parties (hereinafter defined) or the Premises and which Purchaser hereafter elects in writing to accept.

               D. All right, title and interest of any one or more of Seller Parties of every kind, character and description in and to the following: All surveys, title reports, engineering reports, drawings, plans and specifications covering the Purchased Assets or any part thereof; all geological, drilling, reserve, environmental, hazardous waste and other files relating to the natural resources on or under the Land and the actual or potential development thereof; and all books, records and other files which have been or are used in connection with the ownership or operation of the Purchased Assets or any part thereof or the conduct of the business of any one or more of Seller Parties in any way relating to the Purchased Assets or any part thereof.

     2.   PURCHASE PRICE.

     2.1 Subject to prorations and adjustments as herein provided, the total purchase price for the Purchased Assets shall be Five Million Seven Hundred Thousand Dollars ($5,700,000.00) payable by the delivery at Closing of Purchaser's non-recourse promissory note, the form of which is annexed hereto as Exhibit B (the "Note"); provided, however, in the event that $3,850,000.00 is paid in one lump sum by July 31, 1999, the purchase price shall be reduced to a total of $4,650,000.00 and the $800,000.00 balance thereof shall be an unsecured obligation of Seller due in four $200,000.00 payments due on or before March 31 in each of the years 2001, 2002, 2003 and 2004. In the event that either the $5,700,000.00 or $3,850,000.00 is paid by November 1 or July 31, 1999, as the case may be, the reasonable cost of the Policy as defined is section 3.3 may be deducted from such payment.

     3.   TITLE; TITLE PAPERS.

     3.1 Conveyance to Purchaser of title to the Premises shall be by delivery of Seller's executed special warranty deed ("Seller's Deed"), in recordable form, conveying good, insurable and marketable fee simple title to the Premises subject only to the Permitted Encumbrances (hereinafter defined) and real estate taxes not due and payable at Closing.

     3.2 Conveyance to Purchaser of title to the remainder of the Purchased Assets shall be by delivery of Seller's executed unconditional deeds, assignments and other conveyance instruments as set forth herein with covenants and general warranties of good and marketable title, free and clear of all security interests, liens, charges, claims and encumbrances.

     3.3 Seller, at Purchaser's expense, shall furnish to Purchaser at the Closing a fully paid title insurance policy ("Policy") in the amount of the Purchase Price issued by a title insurance company licensed to do business in the state where the Land is located and satisfactory to Purchaser (such title insurance company, as applicable, hereinafter sometimes referred to as the "Title Company"), insuring Purchaser's fee title to the Premises free and clear of all liens and encumbrances other than (i) the matters set forth on
Exhibit 3.3 attached hereto (the "Permitted Encumbrances"), and (ii) real estate taxes not due and payable at the date thereof, which policy shall be in form and substance, and contain such coverages, endorsements, and negotiated additional changes and additional endorsements, as agreed upon by the Title Company and Purchaser, dated concurrent with Closing. The Policy shall provide "gap" protection.



     4.   CLOSING.

     4.1 The consummation of the transaction contemplated hereunder ("Closing") shall take place on the date of execution of this Agreement.

               5. SELLER'S AND PURCHASER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

          5.1  Seller represents and warrants as follows:

               A. (i) None of Seller or any of its Related Parties (hereinafter defined) (Seller and its Related Parties are herein referred to collectively as the "Seller Parties", and individually as a "Seller Party") is a party to, subject to or bound by (a) any provision of a partnership or joint venture agreement, other instrument or agreement, contract, license, permit, trust, custodianship, or other restriction, or (b) any judgment, order, statute, rule, regulation, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, which would prevent or be violated by, or under which there would be a default, acceleration, or right to accelerate any maturity date or other obligation, or which would result in creation of any lien, charge, claim or encumbrance upon any of the Purchased Assets as a result of any of the items set forth below; and
     (ii) no designation, registration or declaration with, or approval, order, authorization or consent of, or payment of any premium, fee or penalty to, any governmental authority or any other person or entity, which has not been obtained, is required for or will arise out of any of the items set forth below:

                         (1) the execution, delivery and performance of this Agreement and any other agreements, obligations and instruments referred to in or contemplated by this Agreement;

                         (2) the performance or satisfaction, subsequent to the Closing, by Purchaser of any agreement or liability taken subject to or accepted or assumed by Purchaser pursuant to this Agreement or any document which is an Exhibit hereto or described or referred to on any Schedule hereto;

                         (3) the deeding, conveyancing, assignment or other transfer to Purchaser in accordance with this Agreement of the Purchased Assets and any agreements and liabilities to which Purchaser is taking subject or is accepting or assuming pursuant to this Agreement or any document which is an Exhibit hereto or described or referred to on any Schedule hereto; or

                         (4)  the ownership or operation of the Purchased
Assets by
          Purchaser subsequent to the Closing in the same or similar manner, if so determined by Purchaser, of the ownership and operation of the Purchased Assets by Seller prior to the Closing.

          Seller's "Related Parties" shall mean collectively (i) any person or entity owing or controlling Seller or owned or controlled by Seller, in whole or in part, directly or indirectly, (ii) the joint venturers, partners, directors, officers, shareholders, employees, agents
     (including managing and leasing agents and their officers and employees) and attorneys of Seller and of any such person or entity described in
     (i), and (iii) the heirs, legal representatives, successors and assigns of each and all of the foregoing.

               B. Seller is a corporation duly created, validly existing and in good standing under the laws of Indiana. Seller has all power and authority to conduct its business as now being conducted and to own and lease all of the properties owned and leased by it.

               C. Seller and HVI each have the requisite power and authority to enter into and perform the terms of this Agreement; HVI is the sole shareholder of Seller; HVI and each of the other of Seller Parties has the requisite power and authority to authorize Seller to enter into and perform the terms of this Agreement to the extent such authorization is required; the execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all necessary parties and no other proceedings on the part of any of Seller Parties are necessary in order to permit them to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by Seller Parties that are parties or signatories hereto and (assuming valid execution and delivery by Purchaser) is a legal, valid and binding obligation of each Seller Party enforceable against it in accordance with its terms.

     5.2 The Seller covenants to warrant and forever defend the Purchaser from and against all persons claiming under the Seller any interest in the Purchased Assets.

     5.3  Purchaser represents and warrants as follows:

               A. Purchaser is a Florida corporation duly organized, validly existing and in good standing under the laws of the State of Florida.
     At Closing Purchaser or any applicable assignee or nominee will have all power and authority to own and operate the Purchased Assets.

               B. Purchaser has the requisite power and authority to enter into and perform the terms of this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all necessary parties and no proceedings on the part of Purchaser are necessary in order to permit it to consummate the transaction contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and (assuming valid execution and delivery by Seller) is a legal, valid and binding obligation of Purchaser enforceable against it in accordance with its terms.

     5.4 All of the covenants, agreements, representations and warranties of Purchaser and Seller contained in this Agreement shall be deemed made of Closing, shall survive the Closing, and shall not be deemed to merge upon the delivery and acceptance of Seller's Deed or any other conveyance document.

     6.   CLOSING; CLOSING DOCUMENTS.

     6.1  At the Closing, Seller shall deliver to Purchaser the following:

               A. The ALTA Owner's Policy of title insurance in form and content required by Paragraph 3.

               B. Seller's duly executed Seller's Deed in recordable form conveying to Purchaser fee simple title to the Premises in the condition required by Paragraph 3.1.

               C. Seller's duly executed bills of sale, assignments, conveyances and/or deeds referred to in Paragraph 3.2.

               D. Seller's duly executed assignment of all certificates, permits, licenses, franchises, authorizations and approvals if any exist which Purchaser desires to have assigned to it, and all of Seller's rights thereunder, together with the originals thereof.

               E. Seller's duly executed closing statement in accordance herewith.

          F. A certificate that Seller is not a "foreign person" as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, as amended, in a form complying with federal tax law.


          G. All applicable state, county and municipal transfer declarations, certificates respecting payment of water and sewer bills and any other governmental furnished services or facilities, and any other required governmental certificates.

          H.   The Escrow Agreement, Special Warranty Deed Deposit
Agreement, Assignment and Assumption of Rights and Obligations, and all other agreements and documents required to be delivered by Seller under this Agreement if not previously delivered.

In addition to the obligations required to be performed hereunder by Seller at Closing, from time to time subsequent to the Closing Seller shall perform such other acts, and shall execute, acknowledge and deliver such other agreements and documents as Purchaser reasonably may request in order to effectuate the consummation of the transaction contemplated herein or as may be needed to vest good, insurable and marketable title to the Purchased Assets in Purchaser or its assignee or nominee.

     6.2  At the Closing, Purchaser shall deliver to Seller the following:

               A.   The Note.

               B.   The Mortgage Agreement in the form attached as Exhibit C.

          C. Purchaser's duly executed closing statement in accordance herewith.

               D. Corporate Special Warranty Deed, Assignment and Assumption of Rights and Obligations, Escrow Agreement, Special Warranty Deed Deposit Agreement and any other documents required to be delivered by Purchaser under this Agreement if not previously delivered.

In addition to the obligations required to be performed hereunder by Purchaser at Closing, from time to time subsequent to the Closing Purchaser shall perform such other acts, and shall execute, acknowledge and deliver such other agreements and documents as Seller reasonably may request in order to effectuate the consummation of the transaction contemplated herein.

     7.   CLOSING PRORATIONS.

     7.1 Prorations and adjustments to the Closing Payment, as described in Paragraph 2.1, payable hereunder shall be made between Seller and Purchaser and shall be prorated on a per diem basis as of midnight of the day preceding the Closing Date, such time on such day being the "Proration Date".

     7.2 Real property taxes for the then (at the Proration Date) current tax fiscal year and any installment of real property taxes for any prior tax fiscal year not yet due and payable shall be prorated in proportion to the portions of such tax fiscal years elapsed prior to the Proration Date and remaining after the Proration Date.

     7.3 Purchaser shall be responsible for the payment of all assessments made after the Proration Date or imposed against the Premises or any part thereof for governmental improvements affecting the Premises not substantially completed or installed prior to the Proration Date (subject to Seller's warranties and representations set forth in Paragraph 5.1) and Seller shall provide to Purchaser a proration credit and be responsible for all of same for improvements substantially completed or installed prior to the Proration Date, and each shall indemnify, defend, exonerate and save the other and its Related Parties harmless from any claims therefor or any liability, loss, cost or expense arising therefrom.

     7.4 Seller shall pay all sales, use, excise and other similar taxes and all transfer taxes, conveyance taxes, documentary stamp taxes, deed taxes and other similar taxes. Purchaser shall pay recording charges in respect of the recordation of Seller's Deed.

     7.5 Utilities, if any, payable by Seller, shall be prorated. Seller shall endeavor to obtain meter readings as of the Proration Date, and if such readings are obtained, there shall be no proration of such items and Seller shall pay the bills therefor for the period to the Proration Date, and Purchaser shall pay the bills therefor for the period subsequent to the Proration Date as and when rendered. If Seller is unable to obtain meter readings as of the Proration Date, utilities shall be prorated at the Proration Date based upon the most recent utility bills, adjusted for seasonality, and reprorated upon issuance of the actual bills.

     7.6 Prepaid and unpaid current expenses and charges respecting expenses incurred in the operation of the Premises shall be prorated at and as of the Proration Date. (However, fees paid by Seller with respect to certificates, permits, licenses, franchises, authorizations and approvals assigned by Seller to Purchaser at the Closing shall not be prorated, but shall be paid for and assumed entirely by Seller.)

     8.   BROKER.

     8.1 Seller and Purchaser each represent and warrant to the other that they know of no brokers or other persons or entities who have been instrumental in submitting or showing the Premises to, or procuring Purchaser.

     9.   NOTICE.

     9.1 All notices to be given hereunder shall be hand delivered or sent by registered or certified mail, return receipt requested, with postage prepaid, or by Federal Express or other comparable nationwide overnight air courier service to the parties at the following addresses (or to such other or further addresses as the parties may hereafter designate by like notice similarly sent):


               A.    If  intended for Purchaser:

                    Pembrooke Calox, Inc.
                    11066 Seaport Lane
                    Boca Raton, Florida 33428

                    with a simultaneous copy to:


                    Hofheimer Gartlir & Gross, LLP
                    530 Fifth Avenue, 9th Floor
                    New York, New York 10036
                    Attn: Richard G. Klein, Esq.
          Fax (212) 661-3132

          B.    If  intended for Seller:

          Calox, Inc.
          c/o Greka Energy Corporation
          630 Fifth Avenue, Suite 1501
          New York, New York 10111
          Fax (212) 218-4679

          with a simultaneous copy to:

          Roger V. Davidson, Esq.
          Ballard Spahr Andrews & Ingersoll, LLP
          1225 17th Street, Suite 2300
          Denver, Colorado 80202-5596
          Fax (303) 296-3956

          C.    If  intended for HVI:

          Greka Energy Corporation
          630 Fifth Avenue, Suite 1501
          New York, New York 10111
          Fax (212) 218-4679

          with a simultaneous copy to:

          Roger V. Davidson, Esq.
          Ballard Spahr Andrews & Ingersoll, LLP
          1225 17th Street, Suite 2300
          Denver, Colorado 80202-5596
          Fax (303) 296-3956

Any notice given hereunder shall be deemed given on the date and at the time of delivery (or the first business day thereafter if delivered on Saturday, Sunday or legal holiday) to any of said addresses. The inability to deliver notice because of changed address of which no notice was given hereunder, rejection or any refusal to accept any notice shall be deemed to be the receipt of the notice as of the date of such inability to deliver, rejection or refusal to accept. Any party's above-named attorney may give an effective and binding notice in accordance with this Paragraph 9.1 on behalf of such party. Also, each notice shall be effective and binding even though the above-described copy of such notice is not received by the above-described parties to whom only a copy of such notice is to be transmitted (i.e., the above-named second party and, as concerns Purchaser, also the above-named third party to whom only a copy of such notice is to be transmitted).


     10.  CAPTIONS OR HEADINGS.

     10.1 The captions or headings of the Paragraphs of this Agreement are for convenience only, and shall not control or affect the meaning or construction of any of the terms or provisions of this Agreement.

     11.  GOVERNMENTAL FILINGS.

     11.1 Purchaser on the one hand and Seller on the other hand shall use their best efforts to:

               A. promptly and timely file all filings, reports, certificates and applications required to carry out the transactions contemplated by this Agreement or to consummate the transactions contemplated hereby required, if at all, by (i) the federal securities laws, or (ii) the United States or any commission, agency or department thereof; and

               B. promptly and timely prepare, file and prosecute all filings, reports, certificates and applications required by the State of Indiana or any commission, agency or department thereof.

     12.  INTENTIONALLY OMITTED.

     13.  INDEMNITY.

     13.1 Notwithstanding the absence in this Agreement of any particular or specific representation, warranty or covenant of the Seller, it being the intention of the parties to abbreviate this Agreement to the greatest extent possible, Seller does hereby agree to indemnify, defend and hold harmless Purchaser and any person or entity affiliated with or owning or controlling, in whole or in part, directly or indirectly, Purchaser; the joint venturers, partners, trustees, officers, directors, shareholders, employees, agents and attorneys at any time and from time to time of any of the foregoing; and the heirs, legal representatives, successors and assigns of each and all of the foregoing (collectively "Purchaser Related Parties") of and from any and all claims, demands, damages, losses, injuries, liabilities, penalties, costs, expenses (including reasonable attorneys' fees), suits, actions, investigations, judgments and fees which may be imposed upon, incurred or suffered by or asserted against any one or more of Purchaser or Purchaser Related Parties arising out of or in connection with any one or more of the following:

               A. any act or omission in, on or about or relating to or in connection with, the Premises and its ownership, use and occupancy before Closing;

               B. any use, occupancy, ownership or operation of any of the Purchased Assets or any occurrence in, on or about the Premises before Closing;

               C. any accident, injury (including death) or damage, regardless of the cause thereof, to any person or property occurring in, on or about the Premises before Closing;

               D. any failure to perform or comply with any agreements, obligations or undertakings on Seller's part to be performed before Closing;

               E. any income, sales, use, excise, receipts or other tax, including any transferee liability, (i) with respect to the use, ownership, occupation and operation of any of the Purchased Assets before Closing, (ii) with respect to any agreement or obligation of Seller under this Agreement to pay same, and (iii) with respect to any income or other gain or any other governmental charge, whether incidental to this transaction or otherwise; and

               F. any breach of any representation, warranty, covenant or agreement made by Seller in this Agreement.

     13.2 Notwithstanding the absence in this Agreement of any particular or specific representation, warranty or covenant of the Purchaser, it being the intention of the parties to abbreviate this Agreement to the greatest extent possible, Purchaser does hereby agree to indemnify, defend and hold harmless Seller and any person or entity affiliated with or owning or controlling, in whole or in part, directly or indirectly, Purchaser; the joint venturers, partners, trustees, officers, directors, shareholders, employees, agents and attorneys at any time and from time to time of any of the foregoing; and the heirs, legal representatives, successors and assigns of each and all of the foregoing (collectively "Seller Related Parties") of and from any and all claims, demands, damages, losses, injuries, liabilities, penalties, costs, expenses (including reasonable attorneys' fees), suits, actions, investigations, judgments and fees which may be imposed upon, incurred or suffered by or asserted against any one or more of Purchaser or Purchaser Related Parties arising out of or in connection with any one or more of the following:

               A. any act or omission in, on or about or relating to or in connection with, the Premises and its ownership, use and occupancy on or after the Closing Date;

               B. any use, occupancy, ownership or operation of any of the Purchased Assets or any occurrence in, on or about the Premises on or after the Closing Date;

               C. any accident, injury (including death) or damage, regardless of the cause thereof, to any person or property occurring in, on or about the Premises on or after the Closing Date;

               D. any failure to perform or comply with any agreements, obligations or undertakings on Purchaser's part to be performed after the Closing Date; and.

               E. any breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement.

     14.  MISCELLANEOUS.

     14.1 This Agreement, and the Exhibits and Schedules attached hereto embody the entire agreement between the parties in connection with the purchase of the Purchased Assets and the Premises transaction and there are no oral or parol agreements, representations or inducements existing between the parties relating to this transaction which are not expressly set forth herein and covered hereby; provided, however that expressly surviving this Agreement and the transactions contemplated hereby are the respective rights and obligations set forth in Section 2(d) and the last sentence of Section 9 of that certain Settlement Agreement dated as of February 1, 1999 relating to Pembrooke Holdings Corp. v. International Publishing Holding, Supreme Court of New York, County of New York, Index No. 6035621/98; and this Agreement may not be modified except by a written agreement signed by all of the parties.

     14.2 This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors, and assigns, except that no party hereto may assign or transfer any of its interest hereunder without the express written consent of the other party hereto; provided, however, Purchaser may assign its interest in this Agreement simultaneously with the Closing hereunder and/or identify a nominee to receive its conveyances, in which event Seller's Deed, bills of sale, assignments and all other conveyances (and the acceptances thereof), documents, title insurance policy and survey certifications otherwise herein to be conveyed or provided to Purchaser and/or executed by Purchaser as applicable, shall be conveyed and provided to Purchaser's assignee or nominee and/or executed by Purchaser's assignee or nominee, as applicable.

     14.3 All of the covenants, agreements, obligations, liabilities, indemnification undertakings, representations and warranties of Seller in this Agreement shall be deemed to be joint and several covenants, agreements, obligations, liabilities, indemnification undertakings, representations and warranties of Seller and HVI, and may be enforced against any one or more of them concurrently or successively, in such order as Purchaser may determine.

     14.4 No written waiver by any party at any time of any breach of any provision of this Agreement shall be deemed a waiver of any breach of any other provision herein or a consent to any subsequent breach of the same or any other provision. If any action by any party shall require the consent or approval of another party, such consent or approval of such action on any occasion shall not be deemed a consent to or approval of such action on any subsequent occasion or a consent to or approval of any other action on the same or any subsequent occasion.

     14.5 This Agreement shall not be recorded without the written consent of the parties hereto; however, upon the request of any one party, the other parties shall join in the execution of a memorandum of this Agreement for the purposes of recordation.

     14.6 This Agreement shall be governed by and interpreted in accordance with the local laws of the State of New York applicable to contracts made and to be performed entirely within such State.

     14.7 The parties hereto irrevocably: (a) agree that any suit, action or other legal proceeding arising out of this Agreement and the transactions contemplated hereby, including the related Note, Mortgage Agreement, and other agreements delivered at closing related to the purchase and sale of the Purchased Assets, other than any suit, action or other proceeding seeking foreclosure under the Mortgage Agreement or any action which requires jurisdiction over the escrow agent under the Escrow Agreement delivered at closing hereunder, may be brought in the courts of the State of New York or the courts of the United States located in New York County, New York, (b) consent to the jurisdiction of each such court in any such suit, action or proceeding, (c) waive any objection which they, or any of them, may have to the laying of venue of any such suit, action or proceeding in any of such courts except as otherwise provided herein, and (d) waive the right to a trial by jury in any such suit, action or other legal proceeding. With respect to all matters arising in connection with this Agreement and the transactions contemplated hereby, as its agent for service of process Purchaser hereby appoints Hofheimer Gartlir & Gross, LLP and Seller and HVI each hereby appoint Ballard Spahr Andrews & Ingersoll, LLP.

     14.8 For the purposes of this Agreement, the terms "include", "including" and similar terms shall be construed in all cases as if followed by the phrase "without being limited to". Also, for the purposes of this Agreement, the phrases "to the best knowledge of any Seller Party", "to the best knowledge of Seller", "to the knowledge of any Seller Party", "to the knowledge of Seller" and similar phrases shall imply a reasonable investigation by each applicable Seller Party and Seller and its agents.

     14.9 This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Purchaser and Seller have contributed substantially and materially to the preparation of this Agreement.

     14.10 This Agreement may be executed in any number of original counterparts, all of which evidence only one agreement and only one of which need be produced for any purpose.

     IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first above set forth.

SELLER                                      PURCHASER
CALOX CORPORATION, an Indiana corporation   PEMBROOKE CALOX, INC., a Florida
corporation

By:____________________________________     By:_____________________________
Its:___________________________________    Its: President


HVI:
GREKA ENERGY CORPORATION (f/k/a  HORIZONTAL VENTURES, INC.), a Colorado
corporation
By:
Its:



EXHIBITS

A   Legal Description


3.3   Permitted Encumbrances